Exhibit 3.2

Articles of Incorporation

of

Korth Direct Mortgage Inc.

(In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit))

ARTICLE I

NAME

The name of the Corporation shall be Korth Direct Mortgage Inc.

ARTICLE II

PRINCIPAL OFFICE

The principal street address and mailing address of the Corporation is 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133

ARTICLE III

PURPOSE

This Corporation may engage in any activity or business permitted under the laws of the United States and the State of Florida, including, without limitation, the Florida Business Corporation Act (the “FBCA”), F.S. Sec. 607.0101 et seq.

ARTICLE IV

CAPITALIZATION

(a)       Authorized Shares.  The aggregate number of shares which the corporation shall have the authority to issue is 100,000.000 shares, of which (i) 60,000,000 shares shall be designated “Common Stock,” par value $.001 per share, and (ii) 40,000.000 shares shall be designated “Preferred Stock,” par value of $.001 per share.

(b)       Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in series.  The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them.  Subject to compliance with applicable protective voting rights which may be granted to the Preferred Stock or series thereof in certificates of determination or this Corporation’s Articles of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock.  Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The board of directors of this Corporation is expressly granted authority, without shareholder approval, and within the limits of the FBCA, to take all of the foregoing action.

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(c)       Other Designations.  The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board of Directors.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s Bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.  Accordingly, unless and until otherwise designated by the Board of Directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

(d)       Consideration for Shares. All shares of Common Stock and Preferred Stock shall be issued by the Corporation pursuant to the FBCA for consideration determined by the Board of Directors to be adequate and consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, property or services performed, promises to perform services evidenced by a written contract, or other securities of the Corporation. All shares shall be fully paid and non-assessable.

(e) Dividends.  Dividends  in  cash,  property  or  share  of  the  Corporation  may  be  paid on Common and Preferred Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent, and in the manner, permitted by law.

ARTICLE V

REGISTERED AGENT

The name and Florida street address of the registered agent is: Holly C. MacDonald-Korth, 2937 SW 27th Ave., Suite 307, Miami, Florida 33133

ARTICLE VI

INCORPORATOR

The name and address of the incorporator is James W. Korth, 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133.

Having been named as registered agent to accept service of process for the above stated Corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

/s/ Holly C. MacDonald-Korth	May 31, 2019
Holly C. MacDonald-Korth, Registered Agent	Date

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I submit this document and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.

/s/ James W. Korth	May 31, 2019
James W. Korth, Incorporator	Date

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